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                                                                   Exhibit 4(iv)
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                              SECURITY AGREEMENT
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     THIS SECURITY AGREEMENT (the "Security Agreement") is made and entered into on this 25th day of June, 1999, by Tice Engineering & Sales, Inc., a Tennessee corporation with principal office and place of business in Knoxville, Tennessee ("TES"), in favor of those persons who purchased notes from Tice Technology, Inc. (the "Debtor") in a private placement and who are listed on Exhibit A attached hereto and made a part hereof (the "Secured Parties").

                   P R E L I M I N A R Y  S T A T E M E N T:
                   ----------------------------------------

     A. Pursuant to an offering described in the Private Placement Memorandum dated May 21, 1999, the Secured Parties have made term loans in the total principal amount of One Million Dollars ($1,000,000) to the Debtor (the "Loans").

     B. The obligation of the Debtor to repay to the Secured Parties the Loans together with accrued interest thereon are evidenced by Promissory Notes of even date herewith, made by the Debtor, each payable to the order of one or more of the Secured Parties, and which together have a total principal amount of One Million Dollars ($1,000,000.00) (collectively, the "Notes").

     C. The Debtor owns all of the issued and outstanding stock of TES. The obligation of the Secured Parties to make the Loans to the Debtor is expressly subject to the condition, among others, that TES execute and deliver this Security Agreement in favor of the Secured Parties and, pursuant hereto, grant to the Secured Parties a first priority security interest in the property described below to secure the payment of all of the obligations described below. In order to induce the Secured Parties to make the Loans, TES has agreed to grant a security interest in certain of its assets which are described below.

     NOW, THEREFORE, in consideration of the Secured Parties making the Loans to the Debtor and for other good and valuable consideration, the mutuality, receipt and sufficiency of which are hereby acknowledged, TES and the Secured Parties hereby agree as follows:

     1. Security Interest. To secure the payment of the Notes together with all of the other indebtedness described in Section 2 hereof, TES hereby grants to the Secured Parties a first priority security interest in and lien on the patents on the electronic gearing components for sewing machines, namely patent #5,458,075 issued on October 17, 1995 and patent #5,839,382 issued on November 24, 1998 (the "Collateral"), and the Proceeds therefrom. This security interest is expressly subject to licensing and related rights which TES has granted and which it may grant in the future.

     As used herein, the term "Proceeds" means: (a) whatever is received upon any collection, exchange, sale, rental, lease or other disposition of any of the Collateral, and any property into which any of the Collateral is converted, whether cash or non-cash proceeds, (b) any and all proceeds of

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any insurance, indemnity, warranty or guaranty payable to TES from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to TES from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color or governmental authority), (d) any claim of TES against third parties for past, present or future infringement of or dilution of any patent, and (e) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

     2. Secured Obligations. TES has executed and delivered this Security Agreement, and has granted to the Secured Parties a security interest in the Collateral, to secure (a) the payment when due, whether at stated maturity, by acceleration or otherwise, of the entire unpaid principal balance of and all interest now accrued or hereafter to accrue on the Notes and (b) the payment of all costs and expenses, including, without limitation, reasonable attorneys' fees, now or hereafter incurred by the Secured Parties in collecting or enforcing the Notes or this Security Agreement, all as set forth therein (the Notes and all of the other obligations described in this Section 2 are hereinafter collectively referred to as the "Secured Obligations").

     3. Affirmative Covenants. TES hereby covenants and agrees with the Secured Parties that TES will observe and perform all of the following provisions until all of the Secured Obligations have been paid in full to the Secured Parties and this Security Agreement has been terminated:

          3.1 Defend the Collateral. TES shall, at its own expense, defend the Collateral against the claims and demands of all persons and entities, and shall take or cause to be taken all actions necessary or appropriate to preserve, protect and maintain good right and title to all of the Collateral at all times.

          3.2 Use and Inspection of Collateral. TES shall use the Collateral in complete compliance with all applicable laws, rules and regulations governing the use thereof. TES shall permit LandOak Securities, LLC, or any person substituted for LandOak Securities, LLC by a majority in interest of the Secured Parties with notice of such substitution to TES, as the representative of the Secured Parties, to inspect its books and records pertaining to the Collateral at all reasonable times and from time to time. TES shall forthwith deliver to the Secured Parties such information concerning the Collateral that the Representative may from time to time reasonably request.

          3.3 Change of Name or Location. TES shall advise the Representative, in writing, at least thirty (30) days in advance, of any proposed change in its principal place of business or registered office or the proposed opening of any new place of business or any new location where any of the records concerning the Collateral may be located, or any proposed change in its name or its proposed adoption of a trade name, assumed name or fictitious name. TES shall at all times maintain all of its books and records with respect to the Collateral at its principal executive office.

          3.4 Further Assurances. TES, at its own expense, shall execute and deliver such Uniform Commercial Code Financing Statements, Uniform Commercial Code Amendments, Uniform Commercial Code Continuation Statements and such other documents and instruments and shall take such further actions as may be necessary or as may be reasonably requested by the

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Representative to carry out the purposes of this Security Agreement and to perfect and to continue the perfected status of the security interest in the Collateral granted to the Secured Parties pursuant hereto.

          3.5 Maintenance of Priority Security Interest. TES shall pay and discharge all other encumbrances upon the Collateral the lien of which could be held prior to the security interest granted to the Secured Parties pursuant to this Security Agreement, other than liens and security interests expressly permitted hereunder.

     4. Negative Covenants. TES hereby covenants and agrees with the Secured Parties that it will observe and perform, or all of the following provisions until all of the Secured Obligations have been paid in full to the Secured Parties and this Security Agreement has been terminated:

          4.1 Levies. TES shall not permit any of the Collateral to be levied upon under any legal process.

          4.2 Sale or Encumbrance of the Collateral. TES shall not, without the prior written consent of the Secured Parties, sell, transfer, dispose of or further encumber any of the Collateral, except for the grant of licenses relating to the Collateral in the ordinary course of business.

          4.3 Location of the Collateral. TES shall not, without at least thirty (30) days prior written notice to the Representative, change the location of its books and records maintained with respect to the Collateral if such change of location would require the Secured Parties to file any additional documents to continue the Secured Parties' perfection of their security interest in the Collateral.

     5. Representations and Warranties. TES represents and warrants to the Secured Parties as follows, which representations and warranties shall be deemed to be continuing representations and warranties and shall survive the execution and delivery of this Security Agreement:

          5.1 Location of the Collateral. The Collateral is used or will be used for business purposes, and the Collateral and all books and records concerning the Collateral are currently located at 6711 Maynardville Highway, Knoxville, Tennessee 37918.

          5.2 Places of Business; Names. TES currently has no place of business other than as set forth in Section 5.3 hereof, nor has TES done business under any name other than Tice Engineering & Sales, Inc.

          5.3 Registered Office, Principal Office. The registered office of TES is located at 6711 Maynardville Highway, Knoxville, Tennessee 37918. The principal office and place of business of TES is located at 6711 Maynardville Highway, Knoxville, Tennessee 37918.

     6. Events of Default. The following shall each constitute an "Event of Default" hereunder:

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          6.1  Default Under This Security Agreement. If TES shall breach, violate or fail to perform or observe any covenant, obligation, agreement, condition or other provision contained in this Security Agreement, and the same is not cured to the reasonable satisfaction of the Representative within thirty
(30) days after the Secured Parties has specified such default in a written notice delivered to TES.

          6.2 Event of Default Under the Notes. The occurrence and continuation of any Event of Default under and as defined in any of the Notes, to the extent the same is not cured in accordance with the terms and provisions thereof.

     7. Rights of the Secured Parties. Upon the occurrence and during the continuation of any Event of Default, the Representative may declare all of the Secured Obligations to be immediately due and payable on behalf of the Secured Parties and may exercise all available rights and remedies of a secured party under the Code or under any other applicable law, including, without limitation, the right to take possession of the Collateral and, in addition thereto, the right to enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom. Unless the Collateral threatens to decline speedily in value, the Representative will give the Debtor and TES at least ten (10) days' prior written notice of the time and place of any public sale thereof or of the time after which any private sale or any other intended disposition thereof is to be made. Any such notice shall be deemed to meet any requirement hereunder or under any applicable law that reasonable notification be given of the time and place of such sale or other disposition. After deducting all costs and expenses of collection, custody, sale or other disposition and delivery of the Collateral, including reasonable legal costs and attorneys' fees and all other charges against the Collateral, the residue of the proceeds of any such sale or disposition shall be applied to the payment of the Secured Obligations prorata among the Secured Parties in such order as the Secured Parties may select, and any surplus after payment of the Secured Obligations in full to the Secured Parties shall be returned to TES or to any person or party lawfully entitled thereto. In the event the proceeds of any sale, lease or other disposition of the Collateral hereunder are insufficient to pay all of the Secured Obligations in full to the Secured Parties, the Debtor will be liable for the deficiency thereof together with interest thereon at the default rate, set forth in the Notes and the costs and expenses of collection of such deficiency, including, to the extent permitted by law, reasonable legal costs and attorneys' fees, expenses and disbursements.

     8. Rights of Secured Parties to Use the Collateral. Upon any taking of possession of the Collateral, as provided by Section 7 hereof, the Secured Parties shall have the right to manage and control the Collateral and to carry on the business and to exercise all rights and powers of TES in respect thereto as the Secured Parties shall deem best, including, without limitation, the right to enter into any and all such agreements with respect to the licensing of the Collateral or any part thereof, subject to the rights of existing licensees, as the Secured Parties may see fit; and the Secured Parties shall be entitled to collect and receive all royalties, issues, profits, fees, revenues and other income of the same and every part thereof. Such royalties, issues, profits, fees, revenues and other income shall be applied to pay the expenses of holding and operating the Collateral and of conducting the business thereof, and to make all payments which the Secured Parties may be required or may elect to make, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments which the Secured Parties may be required or authorized to make under any provision of this Security Agreement including reasonable legal costs and attorneys' fees.

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The remainder of such royalties, issues, profits, fees, revenues and other income shall be applied to the payment of the Secured Obligations, prorata to the Secured Parties, in such order as the Secured Parties may select and, unless otherwise provided by law or by a court of competent jurisdiction, any surplus shall be returned to TES or to any person or party lawfully entitled thereto. Without limiting the generality of the foregoing, the Representative shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by the Secured Parties to enforce their rights and remedies hereunder in order to manage, protect and preserve the Collateral and to collect all royalties, issues, profits, fees, revenues and other income thereof and apply the same to the payment of all expenses and other charges of such receivership, including, without limitation, the compensation of the receiver, and to the payment of the Secured Obligations as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.

     9. Waivers, Consents. TES consents to and waives notice of the granting of renewals, extensions of time for payment or other indulgences to the Debtor, or the substitution, release or surrender of any Collateral, the addition or release of persons primarily or secondarily liable on any Secured Obligation or other Collateral, and the acceptance of partial payments on any Secured Obligation or the settlement or compromise thereof. No delay or omission on the part of the Secured Parties in exercising any right hereunder shall operate as a waiver of such right or of any other right hereunder. No waiver by the Secured Parties or by any other holder of the Secured Obligations of any default hereunder shall be effective unless in writing nor operate as a waiver of any other default or of the same default on a future occasion. Any waiver of any such right on any one occasion shall not be construed as a bar to or waiver of the exercise of any such right on any future occasion.

     10. Termination; Assignment. This Security Agreement and the security interest in the Collateral created hereby shall terminate when all of the Secured Obligations have been paid to the Secured Parties and finally discharged in full. In the event of a sale or assignment by the Secured Parties of all or any of the Secured Obligations, the Secured Parties may assign or transfer its rights and interest under this Security Agreement in whole or in part to the purchaser or purchasers of such Secured Obligations, whereupon such purchaser or purchasers shall become vested with all of the powers and rights of the Secured Parties hereunder.

     11. Reinstatement. This Security Agreement shall continue in effect, or be reinstated, as the case may be, at any time any amount received by the Secured Parties in respect of the Secured Obligations is rescinded or must otherwise be restored or returned by the Secured Parties upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Debtor or TES or upon the appointment of an intervenor or conservator of, or trustee or similar official for, the Debtor, TES or any substantial part of either of their properties, or otherwise, all as though such payments had not been made.

     12. Governing Law. This Security Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

     13. Cumulative Rights and Remedies. All rights and remedies of the Secured Parties as set forth in this Security Agreement shall, to the fullest extent permitted by applicable law, be cumulative, and the exercise by the Secured Parties of any right or remedy shall not be deemed to

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be an election of that right or remedy to the exclusion of any other right or remedy of the Secured Parties.

     14. Payment of Costs, Attorneys' Fees and Expenses. TES covenants and agrees to pay any and all reasonable costs, attorneys' fees and other expenses of whatever kind incurred by the Secured Parties in connection with (a) enforcing this Security Agreement, (b) obtaining possession of the Collateral,
(c) the protection and preservation of the Collateral, (d) the collection of the Secured Obligations or any part thereof, and (e) any litigation involving the Collateral, any benefit accruing to the Secured Parties by virtue of the provisions hereof or the rights of the Secured Parties hereunder.

     15. Irrevocable Attorney-in-Fact. TES hereby irrevocably appoints the Representative as TES's attorney-in-fact (a) to do all acts and things which the Secured Parties may deem necessary or appropriate to perfect and to continue the perfected status of the security interest created by this Security Agreement and to protect the Collateral, including, without limitation, the execution in TES's name, as its irrevocable attorney-in-fact, of Uniform Commercial Code Financing Statements, Uniform Commercial Code Amendments and Uniform Commercial Code Continuation Statements and other forms of the U.S. Patent and Trademark Office covering the Collateral and the filing and recordation of the same, and (b) following the occurrence of an Event of Default hereunder and during the continuation thereof, to endorse, in the name of TES, all checks, drafts and other instruments in payment of amounts owed in connection with the Collateral, to give notices and receipts in TES's name, to collect and to bring suit to collect or to compromise or to settle any such accounts, and to perform such other acts in connection with the Collateral as the Representative determines to be necessary or appropriate to effectuate the purposes of this Security Agreement.

     16. Reimbursement of Advances. TES shall reimburse the Secured Parties for all reasonable payments made by the Secured Parties in performing any actions on behalf of TES allowed hereunder, including, without limitation, all amounts paid by the Secured Parties to discharge taxes, levies and liens against the Collateral or to maintain, operate and preserve the Collateral. All such advances made by the Secured Parties shall bear interest at the default rate set forth in the Notes, and all such advances and all interest thereon shall constitute part of the Secured Obligations, shall be secured by all of the Collateral with the same priority as the Notes to the fullest extent permitted by applicable law, and shall be due and payable in full to the Secured Parties upon demand made therefor by the Secured Parties at any time in its sole and absolute discretion.

     17. Notices. All notices required or permitted to be given hereunder shall be given in writing and shall be personally delivered or sent by an express courier service or by registered or certified United States mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as to which any party hereto shall have given the other written notice):

            If to TES:  Tice Engineering & Sales, Inc.
                        6711 Maynardville Highway
                        Knoxville, Tennessee 37918
                        Attn: Charles R. West

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        If to the Secured Parties:  LandOak Securities, LLC
                                    10267 Kingston Pike
                                    Knoxville, Tennessee 37922
                                    Attn:

All notices hereunder shall be deemed given upon actual receipt in accordance with the foregoing.

     18. Severability of Provisions; Tense. If any term or provision of this Security Agreement is held to be invalid or unenforceable in any jurisdiction, the other terms and provisions hereof shall remain in full force and effect in such jurisdiction and the invalid or unenforceable provision shall remain in full force and effect in all other jurisdictions. As used herein, the singular includes the plural, and vice versa.

     19. Successors and Assigns. This Security Agreement shall bind TES and its successors and assigns and shall inure to the benefit of the Secured Parties and their permitted successors and assigns.

     20. Captions. The section headings have been inserted in this Security Agreement for convenience of reference only and shall not affect the interpretation of the substantive provisions hereof.

     21. No Third Party Rights. Nothing contained in this Security Agreement shall operate for the benefit of, or shall be construed to create or confer any rights in favor of, any individuals, corporations, partnerships or other entities not a party to this Security Agreement (excluding the respective permitted successors and assigns of TES and the Secured Parties).

     IN WITNESS WHEREOF, this Security Agreement has been executed by a duly authorized officer of Tice Engineering & Sales, Inc. as of the date first above written.


                                        Tice Engineering & Sales, Inc.


                                        By:  /s/
                                             --------------------------
                                             Charles R. West, President

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                                   EXHIBIT A
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                                Secured Parties

                            [list of note holders]

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